EXHIBIT 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of April 19, 2001, by and between DANASTREET INTERNET, INC., a Delaware corporation (the “Company”), and KRISHNA KOLLURI (“Executive”).

WHEREAS, Executive has special skills and abilities in the management and administration of technology-related enterprises;

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer, and Executive is willing to undertake such employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of March 27, 2001 (the “Prior Agreement”) and wish to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree to amend and restate the Prior Agreement in its entirety as follows:

1. Effectiveness of Agreement and Employment of Executive.

1.1 Effectiveness of Agreement. This Agreement shall become effective as of the date first written above (the “Effective Date”) and shall be in effect through the fourth anniversary of the Effective Date.

1.2 Employment by the Company.

(a) The Company hereby employs Executive as its Chief Executive Officer and Executive hereby accepts such employment with the Company. Executive shall report to, and perform such duties and services for the Company, commensurate with such positions as may be designated from time to time by, the Board of Directors of the Company (the “Board”). During the term of Executive’s employment with the Company, the Company shall, subject to its fiduciary duties, use its best efforts to include Executive in management’s nominees for election, and recommend the election of Executive, as a member of the Board. In the event that the employment of Executive with the Company is terminated for any reason, Executive agrees that he will promptly resign from the Board.

(b) Executive shall perform his duties hereunder at the Company’s headquarters in Santa Clara, California; provided, however, that Executive shall be required to travel on business on a reasonable basis in connection with the performance of his duties hereunder. Executive shall use his best and most diligent efforts to promote the interests of the Company and shall devote all of his business time and attention to his employment under this Agreement.

2. Compensation and Benefits.

2.1 Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary of $16,667.67 per month, which is equal to $200,000 on an annual basis (the “Company Base Salary”). Such Company Base Salary may be

adjusted from time to time in the sole discretion of the Board or Compensation Committee of the Board but in no case will Executive’s base salary be less than $16,667.67 per month. The Board shall annually review Executive’s compensation and in such review, consider factors including parity of Executive’s compensation with that of Executive’s industry peers. The Company Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Benefits. During the term of Executive’s employment with the Company, Executive shall be entitled to participate, on the same basis and at the same level as other senior officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

2.3 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company in the performance of his duties hereunder.

2.4 Vacation. Executive shall be entitled to vacation time consistent with the Company’s vacation policies. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company.

3. Nature of Employment.

3.1 At- Will Employment. Executive’s employment with the Company shall at all times be “at will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any or no reason, with or without Cause (as defined below). Any contrary representations that may have been made or may be made to the Executive at any time shall be superseded and governed by this Section 3.1. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company.

3.2 Termination. The Company may terminate Executive’s employment at any time and for any or no reason, and with Cause or without Cause, by giving Executive written notice in writing. Executive may terminate his employment by giving the Company written notice in writing. Executive’s employment shall terminate automatically in the event of his death.

4. Restricted Stock Grant; Stock Options.

4.1 Restricted Stock. Executive will be granted fully exercisable stock purchase rights (the “Stock Purchase Rights”) to purchase 1,714,286 shares of the Company’s common stock at a purchase price equal to $0.06 per share (the “Purchase Price”) pursuant to the terms of a restricted stock purchase agreement to be entered into between the Company and Executive (the “Stock Purchase Agreement”). The shares purchased pursuant to such Stock Purchase Rights (the “Restricted Shares”) shall be subject to a risk of forfeiture which shall, subject to Executive’s continued employment with the Company, lapse as to 25% of the shares, on and after April 1, 2002, and as to an additional 1/48th of the shares acquired on the exercise of the Stock Purchase Rights on the 1st of each month thereafter, so that all risk of forfeiture will lapse on April 1, 2005. If the Company chooses to exercise its purchase right, all shares forfeited by Executive will be repurchased by Company for the Purchase Price paid by Executive. Executive will be eligible to receive future grants of options to purchase shares of the Company’s common stock (“Stock Options”) at the discretion of the Compensation Committee of the Board.

4.2 Preferred Stock. The Company intends to sell shares of its Series A Preferred Stock to investors in April 2001. Executive shall have the right and option to purchase up to 0.5% of the shares of Series A Preferred Stock sold by the Company in April 2001 at the same price and on the same terms and conditions as the other investors in the offering.

5. Termination.

5.1 Termination by the Company for Cause.

(a) Executive’s employment may be terminated at any time by the Company for Cause (as defined below). Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of Executive’s earned and unpaid Company Base Salary to the effective date of such termination and (ii) Executive shall not be entitled to any additional rights or vesting or lapse of forfeiture restrictions with respect to the Restricted Shares or Stock Options following the effective date of such termination.

(b) For all purposes under this Agreement, a termination for Cause shall mean that the Executive’s Employment be terminated for any of the following reasons: (i) the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the Company; (ii) the Executive’s willful failure to perform his duties to the Company, to follow Company policy as set forth in writing from time to time, or to follow the directives of the Board (other than failure to meet performance goals, objectives or measures), in each case in a manner that results in material damage to the Company, that is not corrected within 30 days following written notice thereof to Executive by the Board, such notice to state with specificity the nature of the failure; provided that if such failure cannot reasonably be corrected within 30 days of written notice thereof, correction shall be commenced by the Executive within such period and may be corrected within a reasonable period thereafter with the length of such period to be determined in good faith by the Board of Directors; (iii) the Executive’s misappropriation of any material assets of the Company; (iv) the Executive’s conviction of, or plea of guilty or no contest to a felony or a misdemeanor involving dishonesty or moral turpitude under the laws of the United States or any state thereof; (v) the Executive’s willful and material breach of any agreement with the Company, that is not corrected within 30 days following written notice thereof to Executive by the Board, such notice to state with specificity the nature of the breach; provided that if such breach cannot reasonably be corrected within 30 days of written notice thereof, correction shall be commenced by the Executive within such period and may be corrected within a reasonable period thereafter with the length of such period to be determined in good faith by the Board of Directors; and (vi) the Executive’s willful use or unauthorized disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company.

5.2 Death and Disability.

(a) Executive’s employment with the Company shall be deemed terminated by the Company upon the death of Executive or Executive becoming Disabled (as defined below), and the Company shall have the following obligations to Executive or Executive’s estate (but no other obligation to Executive or Executive’s estate pursuant to this Agreement):

(i) Continuation of the Company Base Salary for a period (the “Applicable Period”) commencing on the date of termination and ending on the date that is one hundred and eighty (180) days after the date of termination, payable in accordance with Section 2.1, and

(ii) the risk of forfeiture for the Restricted Shares shall lapse and the Stock Options shall vest as to the number of shares that would otherwise have lapsed and vested over the six-month period following the date of termination, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company during the Applicable Period;

(b) For purposes of this Agreement, Executive shall be “Disabled” if (i) Executive becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the duties of his position for a period in excess of 180 days in any consecutive 12 month period, (ii) a qualified independent physician mutually acceptable to the Company and Executive determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration or (iii) he is deemed “disabled” for purposes of any long term disability insurance policy maintained by the Company for Executive.

5.3 Termination by the Company Without Cause. Executive’s employment may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement), provided that Executive’s entitlement to such termination benefits shall be conditioned upon Executive’s execution and delivery to the Company of (i) a general release of all claims and (ii) a resignation from all of Executive’s positions with the Company, including without limitation resignation from the Board of Directors:

(a) Continuation of the Company Base Salary for a period commencing on the date of termination and ending on the date that is one hundred and eighty (180) days after the date of termination (the “Severance Period”), payable in accordance with Section 2.1,

(b) Executive shall be eligible to participate during the Severance Period on the same terms and conditions that would have applied had he remained in the employ of the Company in all health plans provided by the Company or in lieu thereof Executive shall be reimbursed by the Company for health insurance coverage obtained through COBRA to the extent the cost of such coverage exceeds the costs to employee of obtaining such coverage while employed by the Company provided, however, that Executive’s reimbursement for health insurance coverage shall cease at such time as Executive is offered comparable coverage with a subsequent employer, and

(c) If the termination occurs within twenty-four (24) months after a Change of Control (as defined in Section 5.6), (i) the Company’s repurchase right shall lapse as of such termination date as to an additional number of Restricted Shares equal to the number of Restricted Shares for which the Company’s repurchase right would lapse within two (2) years following such termination date had Executive remained an employee of the Company for such two year period and (ii) the Stock Options shall vest and become exercisable as of such termination date as to an additional number of shares subject to the Stock Options equal to the number of shares subject to the Stock Options which would vest and become exercisable within two (2) years following such termination date had Executive remained an employee of the Company for such two year period.

5.4 Liquidated Damages. Executive acknowledges that the payment of all amounts and benefits due to him under Section 5.3 or Section 5.5 resulting from a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (as defined below) are in lieu of any and all claims that Executive may have against the Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may request that Executive confirm such acknowledgment in writing prior to the receipt of such benefits.

5.5 Termination by Executive for Good Reason.

(a) Executive may terminate his employment with the Company for Good Reason. If Executive terminates his employment with the Company for Good Reason, Executive shall be entitled to the same salary and health benefit continuation, and following a Change of Control, the continued lapsing of the risk of forfeiture on the Restricted Shares and the acceleration of vesting of the Stock Options that he would have been entitled to receive under Section 5.3 if his employment were terminated by the Company without Cause, under the conditions set forth in such section.

(b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events which conditions) or event(s) remain in effect 30 days after written notice is provided by Executive to the Company, detailing such condition or event:

(i) if there has been no Change of Control (as defined below), a material reduction in Executive’s title or responsibilities with the Company, or if he is required to report to any person other than the Board of the Company;

(ii) any material breach by the Company of its obligations to Executive under this Agreement, that is not corrected within thirty (30) days following written notice thereof to the Company by Executive, such notice to state with specificity the nature of the failure; provided that if such failure cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Company within such period and may be corrected within a reasonable period thereafter; or

(iii) if there has been a Change of Control (as defined below), a material reduction in Executive’s responsibilities with the Company following such Change of Control.

5.6 Change of Control. For purposes of this Agreement and the Stock Purchase Agreement, a “Change of Control” of the Company means the occurrence of any of the following events:

(a) the sale of all or substantially all of the assets of the Company; or

(b) the merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation in which the holders of voting securities of the Company outstanding immediately prior thereto continue to hold (either by shares remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or its successor or parent outstanding immediately after such merger or consolidation, or (2) a merger effected solely for the purpose of changing the domicile of the Company; or

(c) completion of a tender or exchange offer or other transaction or series of related transactions in which the stockholders of the Company immediately prior thereto own less than a majority of the outstanding voting stock of the Company or its successor or parent immediately after such transaction or series of related transactions; or

(d) a complete liquidation or dissolution of the Company shall have occurred.

6. Confidentiality Agreement. Executive has or will prior to commencement of employment with the Company execute and deliver to an officer of the Company the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached as Exhibit A (the “Confidentiality Agreement”)

7. Notices.

Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a) if to the Company:

DanaStreet Internet, Inc.

3443 Georgetown Place

Santa Clara, CA 95051

Telecopier No.:

Attention: Sampath Srinivas

(b) if to Executive at the address set forth on the signature page of this Agreement.

Any notice shall be deemed given when actually delivered to such address, or 3 days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

8. Miscellaneous.

8.1 Representations and Covenants of Executive. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

(b) Executive, during his employment, shall use his best efforts to disclose to the Board of the Company in writing or by other effective method any bona fide information known by him and not known to the Board of the Company that he reasonably believes would have any material impact on the Company.

8.2 Entire Agreement. This Agreement, the Stock Purchase Agreement, the Confidentiality Agreement and the Indemnification Agreement contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

8.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

8.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Executive’s rights and obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 5.2 shall pass upon Executive’s death to Executive’s executor or administrator.

8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such State.

8.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

8.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

8.9 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, slate, local and foreign withholding taxes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DANASTREET INTERNET, INC.

By:	/s/ Theron Tock
Name:	Theron Tock
Title:	Chief Technology Officer

EXECUTIVE

/s/ Krishna Kolluri
Krishna Kolluri

SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT